Exhibit 99.1

Company Contact	The Equity Group Inc.
John Schauerman	Devin Sullivan
Chief Financial Officer	Senior Vice President
(949) 454-7103	(212) 836-9608
jschauerman@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

Financial Highlights for the Third Quarter of 2008

•                  Revenues of $146.7 million compared to $158.1 million, with more profitable mix

•                  Gross profit rose to $21.1 million, or 14.4% of revenues

•                  Operating income of $10.4 million ($14.1 million, excluding charge)

•                  Net income of $10.1 million, or $0.32 per diluted share

•                  Adjusted EBITDA (defined below) rose 32.8% to $17.4 million

•                  Results included $3.7 million, one-time, non-cash merger related stock expense charge

•                  Balance sheet at September 30, 2008 included $76.7 million in cash and equivalents

Lake Forest, CA – November 17, 2008 – Primoris Services Corporation (NasdaqGM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced financial results for the third quarter and nine months ended September 30, 2008.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Our results for the third quarter of 2008 reflect our strategy to pursue diversified projects within the construction services and engineering segments of our industry.  Lower revenues for the quarter reflect our approach in evaluating projects based on their ability to generate gross profit and to contribute materially to income.  In this challenging current economic environment, we remain cautiously optimistic about the strength of our end markets, especially power and energy.  We continue to monitor opportunities in the construction of alternative energy sources, including wind and solar.  We are supported by a strong balance sheet at September 30, 2008, strong operating cash flows, and a 60-year industry reputation.”

Results for the Third Quarter Ended September 30, 2008

Primoris operates in two reportable segments: Construction Services and Engineering.

Consolidated revenues for the third quarter of 2008 were $146.7 million compared to $158.1 million for the third quarter of 2007.  Revenues for the Construction Services segment declined to $116.8 million from $138.0 million, primarily as a result of project timing and a decline in lower margin municipal projects, partially offset by increased revenues from refinery clients.  These revenue fluctuations are normal and expected.  Revenues for the Engineering segment rose by 49.4% to $29.9 million for the third quarter of 2008, from $20.0 million for the same period in 2007, as a result of continued expansion in the refining and energy sector and Primoris’s alliance with a major client in November 2007.

Primoris’s selective, margin-focused approach to new business contributed to an increase in gross profit to $21.1 million, or 14.4% of total revenues for the third quarter of 2008, from $20.6 million, or 13.0% of total revenues, for the same period in 2007.  Gross profit for the Construction Services segment rose to $19.3 million, or 16.6% of segment revenues, for the third quarter of 2008, from $18.8 million, or 13.6% of segment revenues, for the third quarter of 2007.  Gross profit for the Engineering segment for the third quarter of 2008 remained at $1.8 million, but declined as a percentage of segment revenues to 5.9% from 8.9% in the comparable prior year period.  Profit margins in the Engineering segment are expected to increase back to historical levels during the balance of 2008 and into 2009.

Selling, general and administrative expenses (“SG&A”) as a percentage of total revenues declined in the third quarter of 2008 to 4.8% from 5.4% in the same period last year, due primarily to the achievement of internal operating efficiencies.

Primoris is the surviving entity from a merger between Rhapsody Acquisition Corp. (“Rhapsody”) and Primoris Corporation in July 2008.  As a result of this merger, Primoris recorded in the third quarter of 2008 a one-time, non-cash stock expense charge of $3.7 million associated with the issuance of shares of common stock to two foreign managers of Primoris Corporation.

Operating income for the 2008 third quarter was $10.4 million, including the $3.7 million merger related stock expense.  Excluding this one time expense, operating income rose 16.9% to $14.1 million, or 9.6% of total revenues, from $12.0 million, or 7.6% of total revenues, for the same period last year.

Other income for the third quarter of 2008 rose to $1.4 million from a net expense of $0.2 million for the third quarter of 2007, due primarily to income generated by the Company’s joint venture with Otay Mesa Power Partners, an energy plant construction project in California which is anticipated to be completed in 2009.

Income before provision for income taxes for both the third quarter of 2008 and 2007 was $11.8 million, as the merger related stock expense offset improvements in gross profits and reduced SG&A expenses.

In connection with the merger, the Company changed its tax status from an S-Corporation to a C-Corporation.  The Company recorded a provision for income taxes for the third quarter of 2008 using an estimated annual effective tax rate of 38.0%, which was reduced by approximately $2.8 million of deferred tax benefit.  The provision for income taxes in the third quarter of 2008 increased to 14.9% of pre-tax income from 2.9% in the third quarter of 2007. The Company expects to incur an effective tax rate of 38% for the balance of 2008.

Net income for the third quarter of 2008 (after taxes at a 14.9% rate) was $10.1 million, or $0.32 per diluted share, on approximately 31.1 million fully diluted weighted average common shares outstanding, as compared to net income of $11.5 million (taxed at 2.9%), or $0.49 per diluted share on approximately 23.6 million weighted average common shares outstanding, in the third quarter of 2007.  The decrease in reported earnings per diluted share reflected the higher tax rate, a significant increase in weighted average shares and the impact of the merger related stock expense.

Pro forma net income for the 2008 third quarter was $7.1 million, or $0.23 per diluted share, while 2007 third quarter pro forma net income was $7.1 million, or $0.30 per diluted share.  Pro forma net income reflects an adjustment for income tax at the applicable statutory rates as if the Company had been taxed as a C-Corporation in both quarters. The Company believes that pro forma net income, which takes into account the effective tax rate of operating as a C-Corporation, is a better indicator of performance for comparison purposes.

Adjusted EBITDA (as defined below) for the three months ended September 30, 2008 increased 32.8% to $17.4 million from EBITDA of $13.1 million for the three months ended September 30, 2007.  Adjusted EBITDA as a percentage of revenue increased to 11.9% during the 2008 third quarter; this compares to EBITDA as a percentage of revenue of 8.3% during the 2007 third quarter.  Adjusted EBITDA excludes the merger related stock expense.

Adjusted EBITDA for the nine months ended September 30, 2008 increased 63.4% to $39.6 million compared to $24.2 million for the nine months ended September 30, 2007.  Pursuant to the merger agreement between Rhapsody and Primoris Corporation, the former stockholders of Primoris Corporation are entitled to receive an additional 2.5 million shares of common stock of the Company, if the Company generates at least $39.3 million of Adjusted EBITDA for the year ended December 31, 2008.  Adjusted EBITDA for the nine months ended September 30, 2008 exceeded this target.

Recent Contracts

•                  September 2008: Contract with one of the country’s largest combination natural gas and electric utilities for a compressor station upgrade in Northern California. The contract will generate revenue to Primoris of approximately $54 million.  Work on this project commenced in October 2008 and is expected to have a duration of approximately 16 months.

•                  September 2008: Extensions with two separate public utilities to provide construction services for gas transmission and distribution projects in California.  These extensions are expected to generate, in the aggregate, approximately $50 million in revenues to Primoris over the next 12 months.

•                  October 2008: Contract to install approximately 15,000 feet of underground pipeline which, once completed, will transport crude oil from Long Beach, California to a refinery located in Carson, California. This contract, which is scheduled to be completed by April 2009, is expected to generate approximately $11.8 million in revenue to Primoris.

•                  October 2008: Contract with a large public utility for the installation of approximately 22 miles of 24” gas transmission mainline in Brawley, California, the purpose of which is to expand the public utility’s existing storage system capacity to handle any additional load from future facilities. This contract, which commenced in November 2008 and is scheduled to be completed by May 2009, is expected to generate approximately $20 million in revenue to Primoris.

Other Financial Information

Primoris’s balance sheet at September 30, 2008 reflected cash and cash equivalents of $76.7 million, working capital of $42.1 million, total debt of $29.8 million, and stockholders’ equity of $48.4 million.  Primoris generated $12.3 million and $53.3 million in operating cash flow for the three and nine months ended September 30, 2008, respectively.

Backlog

Total backlog at September 30, 2008 was $411.5 million compared to $382.0 million at September 30, 2007, and total backlog of $463.1 million at December 31, 2007.  At any given time, Primoris is at work on approximately 400 projects resulting in fluctuations in the backlog amount.

Quarterly Dividend

The Company also announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of December 23, 2008, payable on January 15, 2009.   As previously announced, Primoris’s Board of Directors declared a $0.025 per share cash dividend to stockholders of record as of September 23, 2008, which was paid on October 15, 2008.

Use of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are supplemental, non-generally accepted accounting principle (GAAP) financial measures.  Primoris uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA less any merger related expenses) as part of its overall assessment of financial performance by comparing EBITDA and Adjusted EBITDA performance among accounting periods. Primoris believes that these measures will be used by the financial community as a method of measuring its performance and of evaluating the market value of companies considered to be in similar businesses.

Since EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation from, or as a substitute for, net earnings as an indicator of operating performance. EBITDA and Adjusted EBITDA, as Primoris calculates them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures are not necessarily a measure of Primoris’s ability to fund its cash needs.  A reconciliation of EBITDA and Adjusted EBITDA to net income is provided in the table below.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of the Registration Statement, the Amendment and other filings with the SEC, including the Company’s Form 10-Q which was filed on November 14, 2008.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

($ in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Revenues	$146,737	$158,054	$458,572	$382,102
Cost of revenues	125,634	137,489	406,622	339,406
Gross profit	21,103	20,565	51,950	42,696

Selling, general and administrative expenses	7,039	8,531	21,662	21,930
Merger related stock expense	3,675	—	3,675	—
Operating income	10,389	12,034	26,613	20,766

Other income (expense):
Income from non-consolidated entities	1,474	313	4,501	1,083
Foreign exchange gain (loss)	89	(399)	67	(439)
Interest income (expense) net	(132)	(115)	(356)	(216)
Income before provision for income taxes	11,820	11,833	30,825	21,194

Provision for income taxes	(1,734)	(339)	(2,188)	(713)
Net income	$10,086	$11,494	$28,637	$20,481

Dividends per common share	$0.025	$—	$0.025	$—

Basic earnings per share	$0.36	$0.49	$1.15	$0.87
Diluted earnings per share	$0.32	$0.49	$1.10	$0.87

Weighted average common shares outstanding
Basic	27,824	23,587	25,010	23,415

Diluted	31,063	23,587	26,093	23,415

Pro forma income data:

Income before provision for income tax	$11,820	$11,833	$30,825	$21,194
Pro forma income tax	(4,706)	(4,711)	(12,271)	(8,437)
Pro forma adjusted net income	$7,114	$7,122	$18,554	$12,757

Pro forma basic earnings per share	$0.26	$0.30	$0.74	$0.54
Pro forma diluted earnings per share	$0.23	$0.30	$0.71	$0.54

CONSOLIDATED BALANCE SHEET

(unaudited)

($ in thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$76,695	$62,966
Restricted cash	13,022	9,984
Accounts receivable, net	83,485	113,307
Costs and estimated earnings in excess of billings	22,837	11,085
Deferred income tax	4,528	—
Inventory, prepaid expenses and other current assets	3,585	4,251
Total current assets	204,152	201,593

Property and equipment, net	27,300	16,143
Other assets	364	922
Investment in non-consolidated joint ventures	531	—
Goodwill and other intangible assets	2,932	2,315
Total assets	$235,279	$220,973

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$50,384	$66,792
Billings in excess of costs and estimated earnings	72,743	54,143
Accrued expenses and other current liabilities	25,202	18,215
Distributions payable	7,025	6,115
Current portion of capital leases	1,915	892
Current portion of long-term debt	4,756	3,966
Total current liabilities	162,025	150,123

Long-term debt, net of current portion	22,024	21,433
Long-term capital leases, net of current portion	1,092	1,208
Deferred tax liabilities	1,759	—
Other long-term liabilities	—	1,286
Total liabilities	186,900	174,050

Stockholders’ equity	3	2
Additional paid-in capital	36,121	1,305
Retained earnings	12,152	45,513
Accumulated other comprehensive income	103	103
Total stockholders’ equity	48,379	46,923
Total liabilities and stockholders’ equity	$235,279	$220,973

SELECTED SEGMENT DATA

(unaudited)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Construction Services:
Revenue	$116,807	$138,019	$383,504	$331,008
Gross profit	$19,333	$18,789	$47,332	$38,143
Gross profit margin	16.6%	13.6%	12.3%	11.5%

Engineering:
Revenue	$29,930	$20,035	$75,068	$51,094
Gross profit	$1,770	$1,776	$4,618	$4,553
Gross profit margin	5.9%	8.9%	6.2%	8.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(unaudited)

($ in thousands)

A reconciliation of EBITDA from continuing operations to net income from continuing operations is provided below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income from continuing operations	$10,086	$11,494	$28,637	$20,481
Interest, net	132	115	356	216
Provision for income taxes	1,734	339	2,188	713
Depreciation and amortization	1,796	1,177	4,763	3,529

EBITDA from continuing operations	13,748	13,125	35,944	24,939
Merger related stock expense	3,675	—	3,675	—
Adjusted EBITDA	$17,423	$13,125	$39,619	$24,239

As EBITDA and Adjusted EBITDA exclude certain financial information that would be included in net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of material events and transactions that are excluded from EBITDA and Adjusted EBITDA, and the material limitations of EBITDA and Adjusted EBITDA, such as: EBITDA and Adjusted EBITDA do not include net interest expense.  Because Primoris has borrowed money to finance its operations, interest expense is a necessary and ongoing part of its costs and has assisted Primoris in generating revenue; EBITDA and Adjusted EBITDA do not include taxes, although payment of taxes is a necessary and ongoing part of Primoris’s operations; and EBITDA and Adjusted EBITDA do not include depreciation and amortization expense.  Because Primoris uses capital assets to generate revenue, depreciation and amortization expense is a necessary element of its cost structure.